Exhibit 21.1

Subsidiaries of Stroud Energy, Inc.

Stroud Energy GP, LLC

Stroud Energy LP, LLC

Stroud Oil Properties, LP

Stroud Energy Management GP, LLC

Stroud Energy, Ltd.